Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271307

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated October 20, 2023)

4,151,519 Shares of Common Stock

reAlpha Tech Corp.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated October 20, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-11 (File No. 333-271307) with the information contained in our current report on Form 8-K, filed with the U.S. Securities and Exchange Commission on November 1, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement related to the potential offer and resale from time to time by the stockholders identified in the Prospectus, or their permitted transferees the (“Registered Stockholders”), of up to 4,151,519 shares of our common stock, par value $0.001 per share (the “common stock”), in connection with our direct listing on the Nasdaq Capital Market (“Nasdaq”). We will not receive any proceeds from the sale of shares of common stock by the Registered Stockholders.

Our common stock is currently listed on Nasdaq under the ticker symbol “AIRE.” On November 1, 2023, the closing price of our common stock was $17.50.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are a “controlled company” under the Nasdaq listing rules because Giri Devanur, our chief executive officer and chairman, owns approximately 65.0% of our outstanding common stock. As a controlled company, we are not required to comply with certain of Nasdaq’s corporate governance requirements; however, we will not take advantage of any of these exceptions.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 8 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 1, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 1, 2023

reAlpha Tech Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41839	86-3425507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6515 Longshore Loop, Suite 100, Dublin, OH 43017

(Address of principal executive offices and zip code)

(707) 732-5742

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AIRE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On November 1, 2023, reAlpha Tech Corp. (the “Company”) issued a press release announcing the commercial launch of GENA, formerly known as BnBGPT, an artificial intelligence-powered technology that develops, or enhances already existing, personalized listing descriptions for residential properties to be listed in online platforms, including Airbnb, Inc.’s platform, Zillow, VRBO and others. The Company had previously utilized GENA for internal use, and will now launch the technology for the public under the name GENA.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated November 1, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2023	reAlpha Tech Corp.

	By:	/s/ Giri Devanur
Giri Devanur
Chief Executive Officer

Exhibit 99.1

reAlpha Announces Commercial Launch of GENA, a Product for Property Listing Descriptions

Powered by Generative-AI

Dublin, OHIO (November 1, 2023) – reAlpha Tech Corp. (“reAlpha”) (NASDAQ: AIRE), a real estate technology company focused on developing, utilizing and commercializing real estate-focused artificial intelligence to drive efficiency, sustainability and growth, today announced the commercial launch of GENA, formerly known as BnBGPT, a novel tool that enhances residential property listings in multiple online real estate marketplaces through the integration of personalized generative AI descriptions.

In an increasingly competitive residential real estate market, property owners, agents and managers are seeking innovative technology solutions to support their businesses and drive positive outcomes. As an owner of, and investor in, residential real estate, reAlpha understands the complexities involved in marketing properties efficiently and effectively, including the time it takes to develop property listing descriptions for platforms such as Airbnb. To that end, reAlpha developed GENA, which leverages reAlpha’s industry knowledge and generative AI technology to enhance or create property descriptions.

“Introducing GENA advances our long-term strategy to deliver transformative real estate AI solutions that have the potential to redefine the broader real estate landscape,” said Giri Devanur, CEO of reAlpha. “With GENA, we were able to synergize our existing proprietary AI model with the latest advancements in large language models to create a groundbreaking product that meets the need of a large and growing market. In addition to our organic growth initiatives, we are also evaluating potential strategic acquisitions to enhance our capabilities.”

GENA is capable of crafting descriptions that accurately reflect the unique characteristics of each property, allowing residential real estate owners and investors to save time, achieve differentiation and facilitate entry into the market. GENA caters to a diverse spectrum of real estate needs, serving short-term rentals, long-term rentals and residential sales. Whether a property is included in marketplaces such as Airbnb, VRBO, Zillow, Realtor or MLS, GENA can tailor detailed descriptions for each platform, as applicable.

“Our AI has analyzed an incredible amount of data tied to property listings, giving us valuable insights into what works and what doesn’t,” said Jorge Aldecoa, COO of reAlpha. “By revolutionizing the property description creation process with AI, we are helping GENA’s end-users bolster their prospects for success by keeping pace with the evolving market and ensuring their listings captivate their desired audiences.”

To celebrate the commercial launch of GENA and its recent public listing, reAlpha’s executive team will ring the NASDAQ Stock Market Closing Bell this afternoon.

For more information on GENA, visit gena.realpha.com.

About reAlpha

reAlpha Tech Corp. (NASDAQ: AIRE) is a real estate technology company with a mission to develop, utilize and commercialize real-estate focused artificial intelligence to drive efficiency, sustainability and growth. Founded with a focus on short-term rental properties, reAlpha’s strategy involves developing and buying technologies aimed at democratizing access to this asset class. In addition to providing individual investors with access to short-term rentals, reAlpha plans to make some of its technologies available for commercial use on a licensing fee basis, pay-per-use basis or other fee arrangements. For more information about reAlpha, visit www.realpha.com.

Forward-Looking Statements

The information in this press release includes “forward-looking statements”. Forward-looking statements include, among other things, statements about: reAlpha’s ability to anticipate the future needs of the short-term rental market; future trends in the real estate, technology and artificial intelligence (“AI”) industries, generally; and reAlpha’s future growth strategy and growth rate. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “could”, “might”, “plan”, “possible”, “project”, “strive”, “budget”, “forecast”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. These forward-looking statements include, without limitation, statements regarding the satisfaction of required conditions for the listing of the reAlpha common stock. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: reAlpha’s limited operating history and that reAlpha has not yet fully developed its AI-based technologies; reAlpha’s ability to commercialize its developing AI-based technologies; whether reAlpha’s technology and products will be accepted and adopted by its customers and intended users; the inability to maintain and strengthen reAlpha’s brand and reputation; the inability to accurately forecast demand for short-term rentals and AI-based real estate focused products; the inability to execute business objectives and growth strategies successfully or sustain reAlpha’s growth; the inability of reAlpha’s customers to pay for reAlpha’s services; changes in applicable laws or regulations, and the impact of the regulatory environment and complexities with compliance related to such environment; and other risks and uncertainties indicated in reAlpha’s U.S. Securities and Exchange Commission (“SEC”) filings. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. Although reAlpha believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. reAlpha’s future results, level of activity, performance or achievements may differ materially from those contemplated, expressed or implied by the forward-looking statements, and there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking statements. For more information about the factors that could cause such differences, please refer to reAlpha’s filings with the SEC. Readers are cautioned not to put undue reliance on forward-looking statements, and reAlpha does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media

ICR on behalf of reAlpha

media@realpha.com